UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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COLE CREDIT PROPERTY TRUST IV, INC.
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CCPT IV Proxy Web Presentation Script

Introduction:
Welcome to the Cole Credit Property Trust IV Proxy update web presentation. I’m Kerry Valverde with CIM Group. With me today is Nate DeBacker, Chief Financial Officer of CCPT IV. During this discussion, Nate will provide an overview of the CCPT IV charter amendment proposals and why it’s important for your clients to vote.

Kerry: Nate, what is the status of the proxy solicitation process?

Nate: CCPT IV’s 2019 Annual Meeting of Shareholders convened in late June but was adjourned to Thursday, August 1st. This was because we hadn’t received a sufficient number of shareholder votes required to pass all proposals being considered. The Board of Directors of CCPT IV continues to solicit shareholder votes to avoid adjourning the meeting a second time.

Kerry: Why is the board of directors seeking to amend and restate the charter?

Nate: The Board intends to pursue a more diversified investment strategy across the capital structure, ultimately as a mortgage REIT, by balancing our existing core of necessity commercial real estate assets with a portfolio of commercial mortgage loans and other credit investments in which our sponsor and its affiliates have expertise. A charter amendment and restatement is desirable in connection with our intention to reposition the CCPT IV portfolio.

Kerry: Would you describe the specific objectives for the charter amendment proposals?

Nate: Sure. The changes that would be made to CCPT IV’s current charter by the amended and restated charter are primarily intended to accomplish three objectives in connection with the planned repositioning of the portfolio and ultimate exchange listing of CCPT IV’s common stock:

1. to remove provisions of CCPT IV’s charter that we believe might unnecessarily delay or restrict our ability to take advantage of future opportunities for liquidity events, including a public listing;
2. to enable CCPT IV to adopt an amended management agreement with its advisor with terms consistent with those of publicly-traded mortgage REITs, which would better align shareholder and advisor interests and reduce costs; and
3. to amend certain provisions of CCPT IV’s charter in a manner that we believe would be more suitable for becoming a publicly-traded REIT.

The majority of the changes the Board is proposing to the CCPT IV charter relate to the removal or revision of provisions and restrictions that were required by state securities administrators in accordance with the NASAA REIT Guidelines in order for CCPT IV to publicly offer our stock without having it listed on a national securities exchange.

The NASAA REIT Guidelines are not currently applicable to CCPT IV because it is no longer raising capital from new investors in its initial public offering, and they will not be applicable if CCPT IV raises capital as a listed company on a national securities exchange.

CCPT IV Proxy Web Presentation Script

Kerry: How does CCPT IV’s sponsor intend to execute on CCPT IV portfolio repositioning, and what is the projected timing?

Nate: To execute on the repositioning strategy, we intend, subject to market conditions, to sell a portion of our anchored shopping centers and certain non-core single tenant properties. We then intend to redeploy the proceeds from those sales into the origination, participation in, and acquisition of commercial mortgage loans and other commercial real estate debt investments, commercial mortgage backed securities, corporate credit investments, and other commercial real estate investments.

Following the successful repositioning of the CCPT IV portfolio, which we presently anticipate will take approximately 12-24 months, the Board intends to pursue a listing of CCPT IV’s common stock on a national securities exchange. However, we cannot assure you that we will successfully reposition our portfolio as a mortgage REIT in the time frame expected or at all, or that we will pursue a listing of our common stock in the time frame indicated, or at all.

Kerry: Who is entitled to vote, and what vote is required to approve each proposal?

Nate: Anyone who owned CCPT IV common stock at the close of business on April 5, 2019, the record date, is entitled to vote. Shareholders in this category have received multiple mailings and calls encouraging them to vote during the proxy solicitation process.

The approval of each of the three proposals to amend and restate the CCPT IV charter requires the affirmative vote of at least a majority of all votes entitled to be cast. Abstentions and broker nonvotes will have the same effect as a “no” vote.

Kerry: Thank you for sharing that overview. As we conclude our discussion, do you have any further comments to share with those listening?

Nate: Yes. I hope this overview has been helpful, and now we’re asking for your help to pass these important charter amendment proposals. When shareholders submit their votes, they will prevent any further proxy calls and mailings and help limit CCPT IV’s solicitation costs.

We would like to avoid adjourning the Annual Meeting of Shareholders a second time due to insufficient votes. Please reach out to your clients who have not voted and ask them to vote online or by phone using the proxy materials sent by mail.

Kerry: Thank you, Nate. And thank you to all of you who listened in on this discussion. If you have any questions, please contact the CIM Sales Desk at 866.341.2653.

CIM

COLE
CAPITAL

URGENT NOTICE

July 26, 2019

Dear Shareholder,

Broadridge Financial Solutions, a firm we have hired to conduct our proxy solicitation process, has repeatedly attempted to contact you regarding your vote for Cole Credit Property Trust IV, Inc. (CCPT IV).

Please contact Broadridge immediately at 1-855-325-6676 to speak with a proxy specialist and vote your shares.

This matter is very important, regardless of how many shares you own, and will take only a moment of your time. Thank you for your prompt participation.

Sincerely,

Nathan DeBacker
Chief Financial Officer
Cole Credit Property Trust IV, Inc.

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